Exhibit 99.1

News Release

www.nortelnetworks.com

April 29, 2004

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(888) 901-7286 (905) 863-6049 investor@nortelnetworks.com	Tina Warren (905) 863-4702 tinawarr@nortelnetworks.com

Dr. rer. pol. Manfred Bischoff Appointed to the Nortel Networks Board of Directors

TORONTO – The Board of Directors of Nortel Networks Corporation [NYSE/TSX: NT] today announced that it had appointed Dr. rer. pol. Manfred Bischoff to the Company’s Board of Directors.

Dr. Bischoff, of Starnberg, Germany, retired in December 2003 as a Member of the Board of Management of DaimlerChrysler AG, where he was responsible for Aerospace and Industrial Businesses. He held a number of senior executive positions during his 28 year career with DaimlerChrysler AG (formerly Daimler-Benz AG). As delegate for Aerospace of DaimlerChrysler AG he continues to hold responsibility for its participation in the Aerospace field.

In addition, Dr. Bischoff is Chairman of the Board of European Aeronautic Defense and Space Company N.V., an aerospace company and the parent company of Airbus SAS. He is also a member of the Supervisory Boards of Bayerische Hypo-und Vereinsbank AG, Royal KPN N.V., Fraport AG, Gerling Versicherungs-Beteiligungs-AG, J.M. Voith AG, and Lagardère SCA.

Dr. Bischoff completed his studies in Law and Economics at the universities of Tübingen and Heidelberg in 1968, receiving a Master’s Degree in Economics from Heidelberg. In 1973, he also earned his PhD (Dr. rer.pol.) in Economics at the Alfred Weber Institut in Heidelberg.

Dr. Bischoff was also appointed today to serve as a Director of Nortel Networks Limited, the principal operating subsidiary of Nortel Networks Corporation.

Nortel Networks is an industry leader and innovator focused on transforming how the world communicates and exchanges information. The Company is supplying its service provider and enterprise customers with communications technology and infrastructure to enable value-added IP data, voice and multimedia services spanning Wireless Networks, Wireline Networks, Enterprise Networks, and Optical Networks. As a global company, Nortel Networks does business in more than 150 countries. More information about Nortel Networks can be found on the Web at www.nortelnetworks.com or www.nortelnetworks.com/media_center.

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the outcome of Nortel Networks independent review and planned restatement of its previously announced or filed financial results; the impact of the management changes announced on April 28, 2004; the impact of the inability to meet Nortel Networks filing obligations on credit and support facilities and public debt obligations; the sufficiency of Nortel Networks restructuring activities, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; continued reductions in spending by Nortel Networks customers; fluctuations in Nortel Networks operating results and general industry, economic and market conditions and growth rates; the communication by Nortel Networks auditors of the existence of material weaknesses in internal control; Nortel Networks ability to recruit and retain qualified employees; fluctuations in Nortel Networks cash flow, level of outstanding debt and current debt ratings; Nortel Networks ability to meet the financial covenants in its credit facilities; the use of cash collateral to support Nortel Networks normal course business activities; the dependence on Nortel Networks subsidiaries for funding; the impact of Nortel Networks defined benefit plans and deferred tax assets on results of operations, Nortel Networks cash flows and compliance with financial covenants; Nortel Networks dependence on new product development and its ability to predict market demand for particular products; Nortel Networks ability to integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; barriers to international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization in the telecommunications industry; changes in regulation of the Internet; the impact of the credit risks of Nortel Networks customers and the impact of customer financing and commitments; stock market volatility generally and as a result of acceleration of the settlement date or early settlement of Nortel Networks purchase contracts; risks associated with a consolidation of Nortel Networks common shares; the impact of Nortel Networks supply and outsourcing contracts that contain delivery and installation provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; the future success of Nortel Networks strategic alliances; and the adverse resolution of litigation, investigations, intellectual property disputes and similar matters. For additional information with respect to certain of these and other factors, see the most recent Form 10-Q/A and Form 10-K/A filed by Nortel Networks with the United States Securities and Exchange Commission. Unless otherwise required by applicable securities laws, Nortel Networks disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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